QUALIFIED, LIMITED EXCLUSIVE MARKETING AGREEMENT BETWEEN MILITARY ORDER OF THE PURPLE HEART OF THE USA AND LIFE SCIENCE HOLDING COMPANY.

THIS AGREEMENT is effective the 4th day of August 2021, by and between the Military Order of the Purple Heart of the USA, a congressionally chartered, tax-exempt corporation, with its principal office located at 5413-A, B & C Backlick Road, Springfield, VA, 22151-3960 ("MOPH"), and Life Science Holding Company, a 'C' Corporation organized and existing under the laws of the State of Colorado, with its principal office located at 12900 Stroh Ranch Place, Suite 200C, Parker, CO 80134 ("LSHC").

WHEREAS, MOPH is an organization whose mission is to foster an environment of goodwill and camaraderie among combat wounded veterans, promote patriotism; support necessary legislative initiatives; and most importantly, provide service to all veterans and their families;

WHEREAS, LSHC is an established manufacturer and distributor experienced in the marketing and distribution of CBD and other Cannabinoid related merchandise; and

WHEREAS, MOPH and LSHC desire to enter into a qualified, limited exclusive marketing agreement for any CBD and other Cannabinoid products manufactured by LSHC bearing the MOPH logo.

NOW, THEREFORE, for the mutual premises herein contained and good and valuable consideration, the sufficiency of which is acknowledged by the parties, the following agreement (hereinafter "Agreement") is made:

1. License to Use MOPH Logo and Name.

a. Definitions.

i. "Mark" means any trademark, service mark, collective mark, or certification mark whether registered or not, including marks acquired under Federal, state, or common law.

ii. "Licensed Product" means an exact image of the Military Order of the Purple Heart Marks affixed to an LSHC product sold pursuant to this Agreement, only. The quality of and modifications to the Licensed Products shall be approved by the MOPH National Adjutant in advance of production, such approval shall not be unreasonably withheld.

b. Ownership of Marks. MOPH is the owner of the collective membership marks (hereinafter "the Marks") registered in the United States Patent and Trademark Office under:

Military Order of the Purple Heart of the USA 1782-1932
and Design Registration Number: 2208417
Serial Number: 75/318548

c. Acknowledgment of Ownership of Marks. LSHC acknowledges the ownership of the Marks in MOPH, agrees that it shall do nothing inconsistent with such ownership, and that all use of the mark by LSHC shall inure to the benefit of and be on behalf of MOPH, and agrees to assist MOPH in recording this Agreement with appropriate government authorities. LSHC agrees that nothing in this License shall give LSHC any right, title, or interest in the mark other than the right to use the mark in accordance with this License and LSHC agrees that it shall not attack the title of MOPH to the Marks or attack the validity of this License.

d. Grant. Since the MOPH Constitution and/or the MOPH Policy on Marks and Logos authorize MOPH Departments and Chapters to use MOPH's logo and name on products sold for fundraising that clearly identify the name of the Department or Chapter, it is impossible for MOPH to grant LSHC an unqualified exclusive license for use of the MOPH logo and name on products. MOPH can, however, grant LSHC a qualified, limited exclusive license for use of the MOPH logo and name on products sold for MOPH by LSHC. This qualified, limited exclusive license does not preclude MOPH Departments and Chapters from using MOPH's logo and name on products sold for fundraising that clearly identify the Department or Chapter marketing the product. MOPH grants to LSHC the qualified, limited exclusive, non-transferable right to use the MOPH logo and name for the full term of the Agreement as set forth below. "Use" of the MOPH logo and name will include, but not be limited to, placement on apparel, patches, pins, stickers, etc., as well as placing the MOPH logo on marketing materials created and/or maintained by LSHC. LSHC accepts this qualified, limited exclusive license in accordance with the terms of this Agreement and agrees to use the Marks only in support of this Agreement and in connection with the use covered by the Registrations referred to above, and subject to the following terms and conditions: Region / Department / Chapter projects will be overseen by the respective Commander/Adjutant.

i. LSHC understands that, when granting a license for use of a trademark in conjunction with the sale of products, the trademark owner must be attentive to quality control to ensure that the value and goodwill of the trademark is not diminished by the use of the trademark on substandard, shoddy, or defective products that cause consumers to feel less positive about MOPH. To insure that MOPH attends to and facilitates its quality control responsibilities, MOPH intends to assign to the MOPH staff member previously responsible for MOPH Supply matters the role of serving as a customer relations representative for the LSHC account. The intent is for LSHC to be able to interface with a MOPH staff member experienced with the industry and to assure a smooth transition as MOPH outsources its merchandising operation.

ii. LSHC agrees that the nature and quality of all LSHC products bearing MOPH's Marks shall conform to standards set by MOPH and such standards shall be under the exclusive control of MOPH. LSHC's use of the Marks shall be limited to military and related merchandise including, but not be limited to, apparel, patches, pins, stickers, etc., as well as placing the MOPH logo on marketing materials for LSHC products bearing MOPH's Marks. LSHC agrees to cooperate with MOPH in facilitating MOPH's control of such nature and quality, to permit reasonable inspection of LSHC's operation, and to supply MOPH with specimens of all uses of the Marks upon request.

iii. LSHC shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to products covered by this License. LSHC agrees to use the Marks only in the form and manner and with appropriate legends as prescribed from time to time by MOPH, and not to use any other marks in combination with the Marks without prior written approval of MOPH.

e. License Fee. In exchange for the qualified, limited exclusive right to use the MOPH logo, LSHC agrees to manufacture, market, and sell merchandise bearing the MOPH logo and will pay to MOPH a license fee of no less than five percent (5%) of the sales price of any item bearing the MOPH logo. The license fee shall increase on an escalating basis as sales reach specific milestones as defined pursuant to the schedule attached as Exhibit A.

f. Termination Activities. Upon termination of this Agreement, the license granted herein shall cease and all rights granted hereunder shall revert to MOPH. LSHC shall immediately discontinue all use of the Marks and any marks confusingly similar thereto. LSHC shall cooperate with MOPH or its appointed agent to apply to the appropriate authorities to cancel recording of this Agreement from all government records. MOPH will buy back from LSHC all remaining inventory with the MOPH logo at wholesale cost as defined on the most recent wholesale price which shall be provided by LSHC to MOPH (as prices may fluctuate from time-to-time). All rights in the Marks and the good will connected therewith shall remain the property of MOPH. Upon termination, MOPH reserves the right to enter into separate agreements with LSHC or others for the disposition of any property bearing the Marks.

g. Enforcement Rights. MOPH shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the Marks. LSHC agrees to notify MOPH of any unauthorized use of the Marks by others promptly as it comes to LSHC's attention. LSHC shall cooperate fully with MOPH in all aspects of any investigation, litigation or other proceeding involving alleged infringement of the Marks.

h. Sublicense and Assignment. Other than any subsidiaries of LSHC, LSHC shall have no right to grant sub-agreements hereunder without the consent of the MOPH. Neither party shall have the right to assign this Agreement without the consent of the other.

i. Representations and Warranties of the MOPH Marks. MOPH makes no warranty as to the validity of Patent and Trademark Rights, but does warrant that the Marks identified above are registered in the United States Patent and Trademark Office and have not been abandoned. MOPH warrants it has the sole right to enter into this Agreement and that it is the sole owner of the Marks.

j. No authority is granted to LSHC to appoint an agent, or sublicensee for the performance of its obligations as set forth in this Agreement, nor shall LSHC delegate its obligations under this Agreement.

k. LSHC owns the rights to any products or designs it creates with the MOPH logo attached or not to the item or artwork.

2. Term.

a. The initial term of this Agreement shall be for five years from the date of execution. After the expiration of five years, this Agreement will automatically renew for successive five (5) year terms unless either party provides written notice to the other party of its intent to modify or terminate the Agreement prior to one hundred and twenty (120) days before the end of the existing contract date.

b. This Agreement shall be effective on execution and shall be binding on the parties and their assigns, representatives, heirs and successors.

3. Prices.

a. LSHC will have the exclusive right to set all prices for merchandise manufactured, distributed, or sold by LSHC containing the MOPH logo except as outlined below.

b. LSHC agrees to provide MOPH as Exhibit B a current written schedule of its wholesale prices, (and with any updates to the wholesale pricing schedule as they occur) for all products bearing MOPH's logo and agrees to provide wholesale pricing on all orders. If the wholesale order is for a MOPH logo item LSHC will pay MOPH the license fee as set forth in Paragraph 1(e).

4. Inventory and Right to Audit.

a. LSHC agrees to stock and retain a large selection of merchandise containing the MOPH logo. LSHC agrees to keep adequate stock of all merchandise, including, but not limited to, top selling items and new quality designs created by LSHC.

b. All merchandising decisions will be made by LSHC. These decisions should take into consideration quantity of sales as well as other factors.

c. MOPH retains the right to conduct an audit of LSHC merchandise bearing the MOPH logo at a time mutually agreeable to both parties. MOPH agrees that this audit will take place during normal business hours upon fourteen days' notice of the day and time mutually agreed upon by both parties.

5. Payment.

a. LSHC will pay to MOPH the license fee and commission 30 days after LSHC receives payment for the merchandise sold. License fees and commissions will not be paid on returned items. MOPH Account would prefer a wire transfer vs. check.

6. Monthly Settlement.

a. LSHC will provide MOPH an accounting summary which reflects all sales, discounts, license fees, returned items, sales of inventory on consignment, and commissions on a monthly basis.

7. Marketing and Events.

a. LSHC will be responsible for designing a Life Science Holding Company and Military Order of the Purple Heart co-branded catalog multiple times each year. LSHC will provide MOPH with a draft of each catalogue in sufficient time before printing and production that MOPH can provide any comments or suggestions about the draft catalogue. This catalog will include a MOPH cover and insert containing MOPH logo merchandise. For purposes of this mailing, MOPH will send to a data processing house of LSHC's choosing a mailing list of all active and former members of MOPH. LSHC agrees that it will not retain, sell, or maintain any member name for any purpose not provided for within this agreement.

b. MOPH will grant, at no charge to LSHC and in addition to MOPH cover and insert defined above, a full-page advertisement in every issue of the MOPH magazine for the term of this Agreement. LSHC will be responsible for designing the advertisement so as to promote MOPH logo merchandise and any other top selling merchandise of LSHC.

c. MOPH will grant, at no charge to LSHC and in addition to MOPH cover and insert defined above, three (3) full-pages for educational articles in three (3) consecutive issues of the MOPH magazine at least one quarter every year for the term of this Agreement. LSHC will be responsible for writing and designing of the educational articles by LSHC. MOPH shall have the right to review and approve of any content which shall not be unreasonably withheld.

d. MOPH will provide a link on its website, www.Purpleheart.org, to the e-commerce store created under the LSHC or any of its subsidiary(ies) website(s). MOPH will retain their domain name.

e. LSHC agrees to provide and staff a merchandising store at MOPH's yearly National Convention. MOPH will provide convention table space to LSHC for set up the store both upstairs and downstairs (at LSHC's discretion) based on 2021 MOPH National Convention rate schedule attached as Exhibit C. LSHC's responsibility at these events will be limited to the setup, staffing and sales of LSHC products at these events and LSHC will be responsible for all travel/hotel/per diem costs for staff manning the store. MOPH will be responsible for marketing, sales, setup, and service of additional vendors of non-LSHC products at these events.

8. Right to Market

LSHC shall have the exclusive right to market LSHC CBD and other cannabinoid products to any MOPH member who purchases an item from LSHC. LSHC agrees that it will not use or allow to be used MOPH member names to be used by anyone to market any non-LSHC products or services to MOPH members.

9. MOPH Covenants and Warranties.

MOPH warrants and covenants that:

a. All intellectual property rights required to be owned by or licensed to MOPH for the performance of its obligations under this Agreement (the "MOPH IP") are so owned and licensed on the date hereof. MOPH hereby grants to LSHC for as long as this Agreement shall not have expired or have been terminated a qualified, limited exclusive license to use the MOPH logo solely for the purpose of and in connection with the performance of its obligations under this Agreement;

b. That the sale, distribution, advertising or promotion of such merchandise by LSHC shall not infringe the rights of any person with respect to the MOPH IP;

c. It holds harmless and will indemnify and defend LSHC, and its successors or assigns, from any and all claims of infringement, misappropriation, conversion and like demands, causes or assertions from any person asserting same in regard to the sale, distribution, promotion, advertising, marketing, use or consumption of the merchandise sold hereunder;

d. It will comply with all applicable laws, rules, ordinances, decrees and government orders pertaining to the Agreement or actions to be taken hereunder in the performance of its obligations herein, to the extent such laws, rules, ordinances, decrees and government orders are known by MOPH or have been communicated by LSHC to MOPH;

e. It holds harmless and will indemnify and defend LSHC, and its successors or assigns, from any and all claims or liabilities related to the negligence, willful or intentional misconduct, or any other failures by itself or its employees and agents in the performance of this Agreement; and

f. The governing body of MOPH has been presented with and has approved this Agreement and, that MOPH has taken all other steps necessary to ensure the acceptance of this Agreement by its governing body and has the authority to execute this Agreement and be bound by the terms contained herein. MOPH agrees to provide as Exhibit A to this agreement an authenticated copy of a resolution of the governing body of MOPH approving this agreement.

10. LSHC Warranties and Covenants.

LSHC warrants and covenants that:

a. Any MOPH IP is and shall remain the property of MOPH.

b. LSHC shall claim no right, title, or interest therein except as specifically authorized herein.

c. LSHC shall not, except as specifically authorized herein, use or appropriate the MOPH IP or infringe any of its rights therein or with regard to any of the foregoing.

d. LSHC will comply with all applicable laws, rules, ordinances, decrees, and government orders pertaining to the Agreement or actions to be taken hereunder in the performance of its obligations herein.

e. It holds harmless and will indemnify and defend MOPH, and its successors or assigns, from any and all claims or liabilities related to the negligence, willful or intentional misconduct, or any other failures by itself or its employees and agents in the performance of this Agreement.

f. LSHC shall not register any of the trademarks related to the MOPH IP.

g. The governing body of LSHC has been presented with and has approved this Agreement and, that LSHC has taken all other steps necessary to ensure the acceptance of this Agreement by its governing body and has the authority to execute this Agreement and be bound by the terms contained herein. LSHC agrees to provide as Exhibit A to this agreement an authenticated copy of a resolution of the governing body of LSHC approving this agreement.

11. Assignment.

Neither party shall assign its rights or interests under this Agreement without the prior written consent of the other. Any such assignment without such prior written consent shall be void from the beginning and shall create no rights in favor of the purported assignee.

12. Applicable Law; Dispute Resolution.

This Agreement shall be interpreted and construed under the laws of South Carolina and the parties hereto consent to the jurisdiction of Greenville County, South Carolina. In the event either party breaches this Agreement by non-performance or a significant dispute arises between the parties, the parties shall initially use their best efforts to resolve the matter by negotiation. If attempted resolution by negotiation is not productive or possible, except as otherwise expressly provided in this Agreement, the parties agree to use the following procedure prior to either party pursuing other available remedies:

a. A party seeking to initiate this procedure shall, within ten (10) days, give written notice to the other party, briefly describing the nature of the dispute and its claim and identifying an individual with authority to settle the dispute on its behalf. The party receiving such notice shall have ten (10) days within which to designate, in a written notice given to the initiating party, an individual with authority to settle the dispute on its behalf.

b. A meeting between the parties shall be held promptly (but in no event later than fifteen (15) days from the date of the initiating party's notice), attended by the authorized individuals, to attempt in good faith to negotiate a resolution of the dispute.

c. If, within ten (10) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation within twenty (20) days, in accordance with the Commercial Mediation Rules of the American Arbitration Association. The parties shall bear equally the costs of mediation.

d. The parties shall jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the American Arbitration Association if they have been unable to agree upon such appointment within ten (10) days from the conclusion of the negotiation period.

e. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of twenty (20) days. If the parties are not successful in resolving the dispute through the mediation within twenty (20) days, then the parties agree to submit to arbitration within thirty (30) days; and:

Agree that the dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (with costs of arbitration to be equally shared) and judgment upon the award rendered by the arbitrator may be entered in by court having jurisdiction.

f. During the dispute resolution process, the parties shall act in good faith to perform obligations under this Agreement and maintain the status quo that existed prior to the dispute.

g. If a party refuses to follow the procedures set forth in this clause, any other party to the dispute may seek enforcement of this clause in an appropriate South Carolina court, and the party who violated this clause shall pay all reasonable costs of the suit, including attorney's fees.

13. Miscellaneous.

a. This Agreement may not be changed except in signed by both parties. The terms herein shall benefit both parties, their successors, assigns, heirs, and legal representatives.

b. Any provision herein found to be illegal by a court of competent jurisdiction or by a panel of arbitration may be severed from the Agreement provided the remainder of the Agreement may give legal effect to the intent of the parties as set forth herein.

c. This Agreement may be signed in counterparts in duplicate originals and shall bind and become legally effective for the parties upon the execution and delivery of each document to the other by U.S. mail service or by facsimile followed by mail.

d. All notices required to be given shall be by Certified, Return Receipt Requested, deposited in the mail to the addresses of the parties stated below:

In the case of LSHC:
Attn: Donald G. Mack
12900 Stroh Ranch Place, Ste. 200F
Parker, Colorado 80134
don.mack@lifescienceholding.com
720.206.4411

In the case of MOPH:
Attn: James McCormick
PO Box 883
New Haven, WV 25265
nationalcommander@purpleheart.org
304-206-6065

With a copy to:
MOPH National President, National Vice-President, National Treasurer, and National Secretary at the above address or at such subsequent address as may be provided in writing.

e. The failure of a party to enforce its rights hereunder shall not be deemed to be a waiver of such right which may be asserted and enforced at a later time.

f. This Agreement contains the entire agreement and merges all prior or contemporaneous understandings by and between LSHC and MOPH, and representations, promises, agreements or understandings, written or oral, relating to the within described transaction not contained herein shall be of any force or effect.

IN WITNESS WHEREOF the parties have set their hand and seal to be effective on the day first above written.

Military Order of the Purple Heart of the USA.

James McCormick, National Commander

Life Science Holding Company

Donald G. Mack, CEO